EXHIBIT 99.1
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                                          P R E S S   R E L E A S E

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For Immediate RELEASE


                         LAS VEGAS SANDS CORP. REPORTS
                          SECOND QUARTER 2008 RESULTS

        QUARTERLY NET REVENUE INCREASES 81.4% AND REACHES $1.11 BILLION

    CONSOLIDATED ADJUSTED PROPERTY EBITDAR INCREASES 44.1% TO $287.9 MILLION

      THE VENETIAN MACAO ADJUSTED PROPERTY EBITDAR REACHES $140.2 MILLION


LAS VEGAS, NV (JULY 30, 2008)--Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the quarter ended June 30, 2008.

COMPANY-WIDE OPERATING RESULTS

Net revenue for the second quarter of 2008 increased 81.4% to $1.11 billion, compared to $612.9 million in the second quarter of 2007. Consolidated adjusted property EBITDAR in the second quarter of 2008 was $287.9 million, an increase of 44.1%, compared to $199.8 million in the year-ago quarter. On a GAAP (Generally Accepted Accounting Principles) basis, operating income was $73.3 million versus operating income of $86.2 million in the second quarter of 2007. The decrease in operating income of $13.0 million reflects an increase in revenue offset by operating expenses, including depreciation and amortization, related to our openings of The Venetian Macao in Macao and The Palazzo in Las Vegas, and an increase in corporate expense as we expand our infrastructure to execute our global growth plans.

Adjusted net income (excluding loss on disposal of assets, pre-opening expense, development expense, and loss on early retirement of debt) was $30.9 million, or adjusted earnings per diluted share of $0.09, compared to $81.9 million, or adjusted earnings per diluted share of $0.23, in the second quarter of 2007. The decrease in adjusted net income of $51.0 million reflects the decrease in operating income mentioned above, as well as increased net interest expense. On a GAAP basis, net loss in the second quarter of 2008 was $8.8 million, or $0.02 per diluted share, compared to net income of $34.4 million, or $0.10 per diluted share, in the second quarter of 2007. The decrease in GAAP net income of $43.2 million reflects the decrease in operating income mentioned above, as well as increased net interest expense.

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

SECOND QUARTER HIGHLIGHTS

William P. Weidner, president and COO stated, "Our second quarter results reflect both solid operating performance in Macao and Las Vegas and the measured execution of our global growth and development strategy. In Asia, our efforts to transform Macao into Asia's premier business and leisure destination steadily march forward. The Venetian Macao, the anchor of the Cotai StripTM, continues to consistently deliver market-leading visitation to Macao from around the region and the world, while the natural maturation process of the property's operations is now beginning to be reflected in the property's operating results. As we make final preparations for the opening next month of the Cotai Strip's second world-class destination resort, the Four Seasons Macao, we remain focused on the fundamental goal and commitment we share with the people of Macao - the transformation of Macao into Asia's premier business and leisure destination. We remain confident that the execution of our Cotai Strip development strategy will deliver significant economic benefits to Macao and the entire region, as well as industry-leading returns to our shareholders. In Las Vegas, despite a more challenging economic environment, the combined Venetian and Palazzo complex, the largest integrated destination resort in the world, began to mature and to realize some of the significant operating efficiencies resident in our original master plan. As the Venetian and Palazzo complex continues this maturation process, we believe it is uniquely positioned to deliver strong growth and industry-leading returns in the Las Vegas market for years to come."

LAS VEGAS SECOND QUARTER OPERATING RESULTS

Adjusted property EBITDAR for our Las Vegas operations increased 28.1% to $106.6 million in the second quarter of 2008, compared to $83.2 million in the second quarter of 2007. On a GAAP basis, operating income for our Las Vegas operations decreased 26.2% to $42.1 million, compared to $57.0 million in the 2007 period. The increase in adjusted property EBITDAR reflects the opening of The Palazzo. The decrease in operating income reflects the increase in depreciation and amortization expense compared to the quarter one year ago, which is directly related to the opening of The Palazzo.

Las Vegas operations' table games drop was $408.2 million in the second quarter of 2008 versus $281.0 million during the second quarter of 2007, an increase of 45.3%. Slot machine handle (volume) increased 62.8% to $916.1 million in the second quarter of 2008, compared to $562.8 million during the second quarter of 2007. The increases in table games drop and slot handle were the result of the expansion of gaming capacity due to the opening of The Palazzo. Table games win percentage (calculated before discounts) was 20.5% in the second quarter of 2008, compared to 20.1% in the second quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before slot club cash incentives) was 5.5% in the second quarter of 2008, compared to 6.1% in the second quarter last year. Casino revenues for Las Vegas operations were $126.5 million in the second quarter of 2008, compared to $85.4 million a year ago.

Las Vegas operations' hotel revenues increased 52.6% to $142.4 million versus $93.3 million in the second quarter of 2007. The increase in hotel revenues was principally due to the opening of The Palazzo.

The Venetian Las Vegas' average daily rate (ADR) was $245, compared to $266 in the second quarter of 2007. The Venetian's occupancy of available guestrooms decreased to 90.6% during the second quarter of 2008, down from 100.9% during the prior year period, as we chose to spread a portion of The Venetian's booked business over the 7,100 total suite inventory of the combined Venetian and Palazzo complex. Revenue per available room (REVPAR) at The Venetian decreased 17.2% to $222 in the 2008 period, compared to $268 in the second quarter of 2007. In its' second quarter of operation, The Palazzo's ADR was $243, while occupancy of available guestrooms was 92.9%, generating REVPAR of $226.

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

Food and beverage revenues for our Las Vegas operations increased to $68.7 million in the second quarter of 2008, compared to $45.1 million in the 2007 period, an increase of 52.3%. Retail and other operating revenues were $45.6 million in the quarter, compared to $29.8 million in the second quarter last year.

"The Palazzo added additional amenities throughout the quarter, including additional stores and restaurants in The Shoppes at The Palazzo, featuring
Barneys New York, and the premier of Tony award-winning Broadway sensation Jersey Boys, which has successfully increased traffic into the property and related ancillary revenues, particularly slot play, since its opening in May. As its full suite of features and amenities continue to come on-line and mature, we expect The Palazzo's operations to continue to build momentum throughout the year.

"The Palazzo, together with the comprehensively renovated Venetian Las Vegas and Sands Expo and Convention Center, now comprise the largest integrated resort and convention destination in the world, with approximately 7,100 all-suite rooms, 2.3 million square feet of meeting, convention and exhibition space, and world-class dining, retail, and entertainment amenities. We expect the significant back-of-house and other operating efficiencies that have been resident in our master plan for the combined complex since its inception to enable us to deliver industry-leading operating margins. We believe that our flexible and adaptable integrated Las Vegas facilities will provide an excellent platform for profitable growth and industry-leading returns, both in today's somewhat challenging economic environment, and in periods of more robust economic growth in the future."

VENETIAN MACAO SECOND QUARTER OPERATING RESULTS

In the property's third full quarter of operation, Rolling Chip volume at The Venetian Macao was $9.89 billion, while Non-Rolling Chip table games drop was $851.6 million. Casino revenues for the quarter were $415.6 million.

The Non-Rolling Chip table games win percentage was 20.3% in the second quarter of 2008, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 3.01%. These results compare to our expected Non-Rolling Chip table games win percentage of 18% to 20%, and Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0%.

Slot handle (volume) for the second quarter of 2008 was $447.0 million. Slot win percentage was 8.1%.

Hotel revenues during the quarter were $46.5 million. The Venetian Macao's ADR was $225 while the occupancy per available guestrooms was 80.2%, generating REVPAR of $180.

Retail and other operating revenues were $36.8 million. Food and beverage revenues were $15.4 million.

Adjusted property EBITDAR for The Venetian Macao was $140.2 million in the second quarter of 2008. On a GAAP basis, second quarter operating income for The Venetian Macao was $83.6 million.

Weidner added, "In The Venetian Macao's third full quarter of operation, we experienced strong visitation; healthy gaming volumes, ADR and occupancy statistics; and solid retail sales figures. We have now welcomed over 20 million people to The Venetian Macao since opening our doors last August, illustrating the broad appeal of our market-leading investments in Asia's first integrated resort.

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

"Looking ahead, our ongoing investments in Macao's transportation infrastructure will continue to encourage visitation and improve the customer experience for Macao's visitors. Our CotaiJet ferry service, which provides regional ferry service directly to Taipa's temporary Pac-On ferry terminal and is operated by our partner, Cotai Chu Kong Shipping Management Services Co., Ltd., increased its daily sailings during the quarter, and is now providing 56 sailings per day between Hong Kong's Shun Tak ferry terminal and the Cotai Strip. The service continues to build its passenger base and is currently running at nearly 70% of capacity in the month of July, and in excess of 90% of capacity on weekends and at peak sailing times. We plan to add six additional night sailings (between the hours of 11pm and 7am) on August 1st, bringing the total number of daily sailings to 62. In the future, we expect to offer ferry services with greater frequency (every 15 minutes during peak periods) and on additional routes, including from the Hong Kong International Airport. The development of this service should improve access to Macao and enhance the customer experience for visitors to Macao, particularly for customers who are traveling during peak periods to attend conventions and exhibitions on the Cotai Strip, or to evening entertainment events.

"Ongoing investments in Macao's transportation infrastructure, including expanded ferry services, local and regional busing programs, and aviation services should not only allow for increased visitation to Macao and the Cotai Strip, but, importantly, should also significantly improve the customer experience of visitors to the region and provide opportunities for new customers with high discretionary incomes from around the region to visit the market for the first time. We expect that these new visitors will contribute to increases in both gaming and non-gaming revenue and operating income yield per visitor. We anticipate that the critical mass of shopping, dining, retail and entertainment amenities of our additional integrated resorts on the Cotai Strip, including the Four Seasons Macao, which will open on August 28, 2008, will enhance this strategy in the future," said Weidner.

SANDS MACAO SECOND QUARTER OPERATING RESULTS

At the Sands Macao, second quarter 2008 Rolling Chip volume decreased 14.9% to $6.18 billion, compared to $7.26 billion in the second quarter of 2007, while Non-Rolling Chip table games drop was $657.7 million in the second quarter of 2008, compared to $900.7 million in the second quarter of 2007. The Sands' Rolling Chip table games win percentage (calculated before discounts and commissions) was 2.82%, while Non-Rolling Chip table games win percentage came in at 19.5% in the second quarter of 2008. These results compare to our expected Rolling Chip table games win percentage (calculated before discounts and commissions) of 3.0% and Non-Rolling Chip table games win percentage of 18% to 20%. The Sands' slot handle (volume) for the second quarter of 2008 was $260.5 million, representing a 17.9% decrease versus $317.4 million in the second quarter of 2007.

Second quarter casino revenues decreased 29.8% to $262.2 million versus $373.5 million in the 2007 period. The decreased revenues reflected lower Rolling Chip volume, a lower Rolling Chip table games win percentage (2.82% in the 2008 quarter compared to 3.44% in the 2007 quarter), and lower Non-Rolling Chip table games drop. Principally as a result of the decreased casino revenues described above, the Sands Macao adjusted property EBITDAR decreased to $54.1 million in the second quarter of 2008, compared to $116.6 million in the second quarter of 2007. Operating income on a GAAP basis for the Sands Macao decreased to $40.2 million for the second quarter of 2008, compared to $104.7 million in last year's second quarter.

Weidner stated, "While the results of the Sands Macao clearly reflect the increasingly competitive environment on the Macao peninsula, we remain pleased with the long-term market positioning of the Sands. The introduction of high-quality competitive product, including The Venetian Macao on the Cotai Strip, has been significant in the last year but will slow going forward, particularly on the Macao Peninsula. In the face of this competition, the Sands

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continues to generate strong cash flow and returns.  While admittedly down year over year, both our VIP and mass volumes reflect healthy play, and our visitation statistics remain strong. Looking ahead, we expect to continue to reduce the cost structure at the Sands Macao as we adapt our offerings to the
current  Macao   peninsula   market  and  allocate  our  human  resources  more
efficiently across the larger asset and revenue base of The Venetian Macao, the Four Seasons Macao, and additional properties on the Cotai Strip."

OTHER FACTORS AFFECTING EARNINGS

Pre-opening expenses related principally to the Four Seasons Macao, Marina Bay Sands in Singapore, Sands Bethlehem, and other resorts on the Cotai Strip were $38.1 million in the second quarter of 2008, compared to $40.3 million in the second quarter of 2007.

Development expenses related to our efforts in the People's Republic of China, the wider Asian region, Europe, the United States and elsewhere were $4.5 million in the second quarter of 2008, compared to $1.3 million in the second quarter of 2007.

Depreciation and amortization expense was $119.1 million in the second quarter of 2008, compared to $35.7 million in the second quarter of 2007. The increase in depreciation and amortization expense was principally caused by the openings of The Venetian Macao and The Palazzo.

Interest expense, net of amounts capitalized, was $88.5 million for the second quarter of 2008, compared to $54.4 million during the second quarter of 2007. The increase is primarily the result of increased borrowings to support the company's growth pipeline and current and future development, including borrowings related to the company's $5.0 billion domestic credit facility, the $3.3 billion credit facility to support our developments in Macao, as well as borrowings related to the SGD5.44 billion (approximately $4.0 billion at exchange rates in effect on June 30, 2008) credit facility to support the development of Marina Bay Sands in Singapore. Capitalized interest was $31.6 million during the second quarter of 2008, compared to $58.0 million during the second quarter of 2007.

Interest income was $3.1 million in the second quarter of 2008, compared to $21.4 million in the second quarter of 2007.

Corporate expense was $33.6 million in the second quarter of 2008, compared to $24.7 million in the second quarter of 2007.

Stock-based compensation expense was $14.0 million in the second quarter of 2008, compared to $8.6 million in the second quarter of 2007.

Other expense, which is principally composed of foreign currency losses, was $3.7 million in the second quarter of 2008, compared to $2.3 million in the second quarter of 2007.

The company's projected effective tax rate for the full year 2008 is approximately -1.5%, which is lower than the United States federal statutory rate of 35% due principally to a zero percent effective tax rate on our Macao gaming income and a projected taxable loss in the United States for 2008.

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

BALANCE SHEET ITEMS

Unrestricted cash balances as of June 30, 2008, stood at $801.8 million while restricted cash balances were $173.1 million. Of the restricted cash balances, $78.5 million is restricted for Macao-related construction and $71.9 million is restricted for construction of Marina Bay Sands in Singapore.

As of June 30, 2008, total debt outstanding, including the current portion, was $8.92 billion.

CAPITAL EXPENDITURES AND OTHER ACTIVITIES

Capital expenditures during the second quarter of 2008 totaled $966.8 million. This includes construction and development activities of $498.4 million in Macao, $150.0 million at The Palazzo and The Palazzo Condominium Tower, $227.1 million in Singapore, $61.9 million at Sands Bethlehem, $25.5 million at The Venetian Las Vegas and the Sands Expo and Convention Center in Las Vegas, and $3.9 million for corporate and other activities.

CONCLUDING COMMENTS

Weidner concluded, "As we approach the first year anniversary of the opening of The Venetian Macao, and prepare for the opening of the Four Seasons Macao four weeks from today, we continue to steadily execute and deliver on our commitment to lead the transformation of Macao into Asia's premier destination resort, and the leading host for tradeshows and conventions in the region. Looking ahead, as the critical mass of the Cotai Strip continues to build, and as we add additional world-class amenities to the offerings of the Cotai Strip, including our recently opened Shoppes at the Four Seasons Macao, and the Cirque du Soleil production Zaia, that performance company's first permanent show in Asia, we will increasingly have the ability to refine and tailor our offerings to generate increased cash flow from our investments.

"In Singapore, we continue to make steady progress on construction and other development activities of the Marina Bay Sands, which remains on track for an opening in late 2009. All three hotel towers are now above ground level and are progressing rapidly. We currently have an average of more than 3,400 workers and management staff on site, with work progressing on a 24/7 basis. The Marina Bay Sands will feature more than 2,600 hotel rooms, approximately 1.2 million square feet of flexible meetings, incentive, convention and exhibition space, more than 750,000 square feet of retail space, food and beverage outlets, three large entertainment venues, and gaming space, which will include our high-end Paiza ClubTM.

"In Bethlehem, Pennsylvania we continue to advance our construction activities on the Sands Casino Resort Bethlehem. The casino structural steel was completed in early June and the retail mall structural steel was completed later that month. Erection of the structural steel for both the parking garage and the hotel is ongoing, and work is proceeding as planned in the casino. The 124-acre integrated destination resort, located on the site of the former Bethlehem Steel plant, is on the I-78 corridor in eastern Pennsylvania, with 17.2 million people, including the lucrative northern New Jersey and New York Metropolitan markets, residing within a 75-mile radius. The property will feature a hotel, retail space, 5,000 slot machines, a multipurpose event center, and a variety of dining and entertainment options. The resort will also be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate."

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CONFERENCE CALL INFORMATION

The company will hold a conference call to discuss the company's results on Wednesday, July 30, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties can listen to the conference call through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations).

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming subconcession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

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About Las Vegas Sands Corp.


ABOUT LAS VEGAS SANDS CORP.

     Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

     The Las  Vegas,  Nevada-based  company  owns  and  operates  The  Venetian
Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino and the Sands Expo and Convention Center in Las Vegas, as well as the Sands Macao and The Venetian Macao Resort Hotel in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing two additional integrated resorts: Sands Casino Resort Bethlehem in Bethlehem, Pennsylvania, and the Marina Bay Sands(TM) in Singapore.

     LVS is also creating the Cotai Strip(TM), a master-planned development of resort-casino properties in Macao. Additionally, the company is working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community:     Scott Henry  (702) 733-5502
Media:                    Ron Reese    (702) 414-3607



LAS VEGAS SANDS
SECOND QUARTER 2008 RESULTS
NON-GAAP RECONCILIATIONS

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Within the  company's  second  quarter 2008 press  release,  the company  makes reference  to certain  non-GAAP  financial  measures  including  "adjusted  net
income,"   "adjusted  earnings  per  diluted  share,"  "adjusted  EBITDA,"  and
"adjusted  property  EBITDAR."  Whenever such  information  is  presented,  the

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

company has complied with the  provisions  of the rules under  Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in
the   Form   8-K   filed   in    connection    with   this    press    release.
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Adjusted  net income and  adjusted  earnings  per  diluted  share in the second quarter  of 2008 and 2007  exclude  loss on  disposal  of  assets,  pre-opening
expense,   development   expense,   and  loss  on  early  retirement  of  debt.
Reconciliations of GAAP net income (loss) and GAAP earnings (loss) per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, and stock-based compensation. Adjusted property EBITDAR consists of operating income (loss) before depreciation and amortization, gain or loss on disposal of assets, pre-opening expense, development expense, stock-based compensation, corporate expense, and rental expense. Reconciliations of GAAP operating income (loss) and GAAP net income (loss) to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.




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

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

                                                        Three Months Ended               Six Months Ended
                                                             June 30,                         June 30,
                                                       2008             2007             2008             2007
                                                 -------------    -------------    -------------    -------------
Revenues:
  Casino                                         $     804,274    $     458,879    $   1,599,715    $     924,613
  Rooms                                                195,689           95,002          386,378          192,870
  Food and beverage                                     98,050           57,738          181,290          112,097
  Retail                                                35,957            2,795           67,290            5,489
  Other                                                 52,743           28,498          100,268           68,850
                                                 -------------    -------------    -------------    -------------
                                                     1,186,713          642,912        2,334,941        1,303,919
  Less - Promotional allowances                        (74,599)         (29,986)        (143,804)         (62,775)
                                                 -------------    -------------    -------------    -------------
                                                     1,112,114          612,926        2,191,137        1,241,144
                                                 -------------    -------------    -------------    -------------

Operating Costs and Expenses:
  Resort operations                                    833,592          416,340        1,630,433          832,112
  Rental expense                                         8,072            8,297           17,136           15,005
  Corporate expense                                     33,602           24,694           59,139           43,213
  Pre-opening expense                                   38,103           40,320           64,693           62,777
  Development expense                                    4,459            1,260           10,351            3,606
  Depreciation and amortization                        119,101           35,721          232,514           66,953
  Loss on disposal of assets                             1,903               61            7,024              239
                                                 -------------    -------------    -------------    -------------
                                                     1,038,832          526,693        2,021,290        1,023,905
                                                 -------------    -------------    -------------    -------------

  Operating income                                      73,282           86,233          169,847          217,239

  Interest income                                        3,133           21,352            8,598           34,016
  Interest expense, net of amounts capitalized         (88,474)         (54,409)        (203,174)         (89,021)
  Other income (expense)                                (3,684)          (2,304)           4,415           (9,337)
  Loss on early retirement of debt                         (33)         (10,705)          (4,022)         (10,705)
                                                 -------------    -------------    -------------    -------------

Income (loss) before income taxes
     and noncontrolling interest                       (15,776)          40,167          (24,336)         142,192

Benefit (provision) for income taxes                     2,782           (5,769)             108          (16,880)
Noncontrolling interest                                  4,198              -              4,198              -
                                                 -------------    -------------    -------------    -------------

Net income (loss)                                $      (8,796)   $      34,398    $     (20,030)   $     125,312
                                                 =============    =============    =============    =============

Basic earnings (loss) per share                  $       (0.02)   $        0.10    $       (0.06)   $        0.35
Diluted earnings (loss) per share                $       (0.02)   $        0.10    $       (0.06)   $        0.35

Weighted average shares outstanding
  Basic                                            355,364,583      354,726,843      355,319,560      354,645,879
  Diluted                                          355,364,583      355,896,858      355,319,560      356,013,961

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)

                                                     Three Months Ended             Six Months Ended
                                                          June 30,                        June 30,
                                                   2008             2007            2008             2007
                                              -------------    -------------   -------------    -------------
Net income (loss)                             $      (8,796)   $      34,398   $     (20,030)   $     125,312

Loss on disposal of assets, net                         873               53           4,530              173
Pre-opening expense, net                             35,704           39,459          58,694           60,966
Development expense, net                              3,053            1,010           7,224            3,066
Loss on early retirement of debt, net                    33            6,958           4,022            6,958
                                              -------------    -------------   -------------    -------------
Adjusted net income                           $      30,867    $      81,878   $      54,440    $     196,475
                                              =============    =============   =============    =============

Per diluted share of common stock:
Net income (loss)                             $       (0.02)   $        0.10   $       (0.06)   $        0.35

Loss on disposal of assets, net                         -                -              0.01              -
Pre-opening expense, net                               0.10             0.11            0.17             0.17
Development expense, net                               0.01              -              0.02             0.01
Loss on early retirement of debt, net                   -               0.02            0.01             0.02
                                              -------------    -------------   -------------    -------------
Adjusted earnings per diluted share           $        0.09    $        0.23   $        0.15    $        0.55
                                              =============    =============   =============    =============

Weighted average diluted shares outstanding     356,196,052      355,896,858     356,225,202      356,013,961

-----------------------


Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                   Three Months Ended                 Six Months Ended
                                                        June 30,                          June 30,
                                                  2008           2007               2008             2007
                                              -----------      ---------        -----------      -----------
Las Vegas Operations                          $   348,404      $ 235,512        $   699,977      $   513,356
Sands Macao                                       268,249        377,414            536,499          727,788
The Venetian Macao                                493,673              -            949,414                -
Other Asia                                          1,788              -              5,247                -
                                              -----------      ---------        -----------      -----------
                                              $ 1,112,114      $ 612,926        $ 2,191,137      $ 1,241,144
                                              ===========      =========        ===========      ===========

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

                                                  Three Months Ended June 30, 2008

                               Depreciation   Loss on                               (1)                                    Adjusted
                   Operating       and        Disposal Pre-Opening Development  Stock-Based  Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense   EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------
Sands Macao         $  40,199    $  12,946    $   107    $     (4)   $      -   $      475  $  53,723  $      -  $   351  $  54,074

The Venetian Macao     83,625       47,060          1       4,917           -        2,479    138,082         -    2,073    140,155
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

   Macao Operating
      Properties      123,824       60,006        108       4,913           -        2,954    191,805         -    2,424    194,229

Las Vegas Operating
   Properties          42,100       54,615      1,794       1,062           -        5,673    105,244         -    1,376    106,620
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

   Property
      Operations      165,924      114,621      1,902       5,975           -        8,627    297,049         -    3,800    300,849

Other Asia (2)        (16,897)       1,845          1       1,037         314          724    (12,976)        -        -    (12,976)

Other development     (39,713)         205          -      31,091       4,145            -     (4,272)        -    4,272          -

Corporate             (36,032)       2,430          -           -           -            -    (33,602)   33,602        -          -
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

                    $  73,282    $ 119,101    $ 1,903    $ 38,103    $  4,459   $    9,351  $ 246,199  $ 33,602  $ 8,072  $ 287,873
                    =========    =========    =======    ========    ========   ==========  =========  ========  =======  =========


                                                  Three Months Ended June 30, 2007

                               Depreciation   Loss on                               (1)                                    Adjusted
                   Operating       and        Disposal Pre-Opening Development  Stock-Based  Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense   EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------

Sands Macao         $ 104,749    $  10,649    $    39    $      -    $      -   $      900  $ 116,337  $      -  $   256  $ 116,593

Las Vegas Operating
   Properties          57,016       21,310         22         408           -        2,328     81,084         -    2,137     83,221
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

   Property
      Operations      161,765       31,959         61         408           -        3,228    197,421         -    2,393    199,814

Other development     (48,965)       1,889          -      39,912       1,260            -     (5,904)        -    5,904          -

Corporate             (26,567)       1,873          -           -           -            -    (24,694)   24,694        -          -
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

                    $  86,233    $  35,721    $    61    $ 40,320    $  1,260   $    3,228  $ 166,823  $ 24,694  $ 8,297  $ 199,814
                    =========    =========    =======    ========    ========   ==========  =========  ========  =======  =========


                                                   Six Months Ended June 30, 2008

                                              (Gain)
                               Depreciation   Loss on                               (1)                                    Adjusted
                   Operating       and        Disposal Pre-Opening Development  Stock-Based  Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense   EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------

Sands Macao         $  89,755    $  26,429    $ 1,145    $    128    $      -   $    1,531  $ 118,988  $      -  $   704  $ 119,692

The Venetian Macao    140,464       93,638         39       8,725           -        3,527    246,393         -    4,097    250,490
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

   Macao Operating
      Properties      230,219      120,067      1,184       8,853           -        5,058    365,381         -    4,801    370,182

Las Vegas Operating
   Properties          99,511      103,964      5,978       6,887           -        8,996    225,336         -    3,845    229,181
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

   Property
      Operations      329,730      224,031      7,162      15,740           -       14,054    590,717         -    8,646    599,363

Other Asia (2)        (29,987)       3,377       (138)      1,037       1,106        1,367    (23,238)        -        -    (23,238)

Other development     (66,160)         509          -      47,916       9,245            -     (8,490)        -    8,490          -

Corporate             (63,736)       4,597          -           -           -            -    (59,139)   59,139        -          -
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

                    $ 169,847    $ 232,514    $ 7,024    $ 64,693    $ 10,351   $   15,421  $ 499,850  $ 59,139  $17,136  $ 576,125
                    =========    =========    =======    ========    ========   ==========  =========  ========  =======  =========


                                                   Six Months Ended June 30, 2007

                               Depreciation   Loss on                               (1)                                    Adjusted
                   Operating       and        Disposal Pre-Opening Development  Stock-Based  Adjusted  Corporate  Rental   Property
                  Income(Loss) Amortization  of Assets   Expense     Expense   Compensation   EBITDA    Expense  Expense   EBITDAR
                  ------------ ------------  --------- ----------- ----------  ------------  --------  --------- -------  ---------

Sands Macao         $ 195,312    $  21,445    $    48    $      -    $      -   $    1,473  $ 218,278  $      -  $   611  $ 218,889

Las Vegas Operating
   Properties         147,336       39,302        190         511           -        3,707    191,046         -    4,277    195,323
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------
   Property
      Operations      342,648       60,747        238         511           -        5,180    409,324         -    4,888    414,212

Other development     (79,596)       3,606          1      62,266       3,606            -    (10,117)        -   10,117          -

Corporate             (45,813)       2,600          -           -           -            -    (43,213)   43,213        -          -
                    ---------    ---------    -------    --------    --------   ----------  ---------  --------  -------  ---------

                    $ 217,239    $  66,953    $   239    $ 62,777    $  3,606   $    5,180  $ 355,994  $ 43,213  $15,005  $ 414,212
                    =========    =========    =======    ========    ========   ==========  =========  ========  =======  =========

(1)  The Company  recorded  $14.0 million and $8.6 million of  stock-based  compensation  expense  during the three months ended June 30, 2008 and 2007, respectively,  of which $3.0 million and $3.1 million,  respectively,  is included in corporate expense and $1.7 million and $2.3 million,  respectively, is included in pre-opening and development expense on our condensed  statements of operations.  During the six months ended June 30, 2008 and
     2007, the Company recorded stock-based compensation expense of $23.8 million and $13.0 million,  respectively, of which $6.3 million and $4.8 million,  respectively,  is included in corporate  expense and $2.1 million and
     $3.0 million,  respectively, is included in pre-opening and development expense on our condensed statements of operations.

(2)  Primarily includes the results of operations for Cotai Waterjets.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income (Loss) to Adjusted EBITDA and Adjusted Property EBITDAR:

                                                           Three Months Ended          Six Months Ended
                                                                June 30                     June 30
                                                           2008         2007           2008         2007
                                                        ----------   ----------     ----------   ----------
Net income (loss)                                       $  (8,796)   $  34,398      $ (20,030)   $ 125,312
  Add (deduct) :
     Noncontrolling interest                               (4,198)           -         (4,198)           -
     (Benefit) provision for income taxes                  (2,782)       5,769           (108)      16,880
     Other (income) expense                                 3,684        2,304         (4,415)       9,337
     Interest income                                       (3,133)     (21,352)        (8,598)     (34,016)
     Interest expense, net of amounts capitalized          88,474       54,409        203,174       89,021
     Loss on early retirement of debt                          33       10,705          4,022       10,705
     Depreciation and amortization                        119,101       35,721        232,514       66,953
     Loss on disposal of assets                             1,903           61          7,024          239
     Pre-opening expense                                   38,103       40,320         64,693       62,777
     Development expense                                    4,459        1,260         10,351        3,606
     Stock-based compensation (1)                           9,351        3,228         15,421        5,180
                                                        ---------    ---------      ---------    ---------
Adjusted EBITDA                                           246,199      166,823        499,850      355,994

  Add :
     Rental expense                                         8,072        8,297         17,136       15,005
     Corporate expense                                     33,602       24,694         59,139       43,213
                                                        ---------    ---------      ---------    ---------
Adjusted Property EBITDAR                               $ 287,873    $ 199,814      $ 576,125    $ 414,212
                                                        =========    =========      =========    =========

--------------------
(1)  See prior page

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(Unaudited)

                                                        Three Months Ended        Six Months Ended
                                                              June 30,                June 30,
                                                          2008        2007        2008         2007
                                                        ------      ------      ------      -------
Room Statistics:
    The Venetian Las Vegas:
      Occupancy %                                        90.6%      100.9%       90.8%        99.8%
      Average daily room rate (ADR) (1)                 $  245      $  266      $  260      $   271
      Revenue per available room (REVPAR) (2)           $  222      $  268      $  236      $   271

    The Palazzo:
      Occupancy %                                        92.9%         N/A       86.6%          N/A
      Average daily room rate (ADR) (1)                 $  243         N/A      $  243          N/A
      Revenue per available room (REVPAR) (2)           $  226         N/A      $  211          N/A

    Sands Macao:
      Occupancy %                                        98.8%       97.0%       98.2%        97.3%
      Average daily room rate (ADR) (1)                 $  264      $  389      $  270      $   394
      Revenue per available room (REVPAR) (2)           $  261      $  377      $  265      $   383

    The Venetian Macao:
      Occupancy %                                        80.2%         N/A       79.4%          N/A
      Average daily room rate (ADR) (1)                 $  225         N/A      $  228          N/A
      Revenue per available room (REVPAR) (2)           $  180         N/A      $  181          N/A

Other Information:
    The Venetian Las Vegas:
      Table games win per unit per day (3)              $4,352      $4,660      $5,472      $ 6,523
      Slot machine win per unit per day (4)             $  182      $  227      $  187      $   230
      Average number of table games                        131         133         130          135
      Average number of slot machines                    1,694       1,672       1,681        1,683

    The Palazzo:
      Table games win per unit per day (3)              $2,742         N/A      $2,989          N/A
      Slot machine win per unit per day (4)             $  174         N/A      $  164          N/A
      Average number of table games                        128         N/A         128          N/A
      Average number of slot machines                    1,398         N/A       1,394          N/A

    Sands Macao:
      Table games win per unit per day (3)              $5,756      $6,131      $5,393      $ 5,768
      Slot machine win per unit per day (4)             $  186      $  157      $  179      $   155
      Average number of table games                        577         745         602          766
      Average number of slot machines                    1,236       1,541       1,290        1,556

    The Venetian Macao:
      Table games win per unit per day (3)              $6,883         N/A      $6,343          N/A
      Slot machine win per unit per day (4)             $  180         N/A      $  153          N/A
      Average number of table games                        752         N/A         780          N/A
      Average number of slot machines                    2,218         N/A       2,440          N/A

--------------------
(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by total rooms available.

(3)  Table  games  win  per  unit  per  day  is  shown  before   discounts  and
     commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.